VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

John E. Baker

By ______________________
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Asthma + Allergy Foundation of America, Maryland/Greater DC Chapter
Name of the Holder

Executed by:
Susan Sweitzer, Executive Director

Date executed: April 14, 2011

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By: John E. Baker (signature)
John E. Baker, President

2,000

The undersigned holder of the ~~1,000~~ Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Angel Acres Horse Haven Rescue
Name of the Holder

Executed by: (signature)

Date executed: 4-14-11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant and agree as stated above.

[signature] Julie Mercer
Name of the Holder

Executed by:

American Red Cross Chapter
Baltimore Chapter

Number of the Shares Held

4/19/11

Date executed: ____

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleabl . Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Catholic Relief Service
Name of the Holder

Executed by:

[signature]

1,000
Number of the Shares Held

Date executed: APR. 14, 2011

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

ENOCH PRATT FREE LIBRARY
Name of the Holder

Executed by:

GORDON E. KRABBE
[signature]
Number of the Shares Held

Date executed: April 19, 11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By: John E. Baker
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

FOOD FOR THE POOR
Name of the Holder

Executed by:

[signature] CFO
DENNIS A. [illegible]

Number of the Shares Held 1000

Date executed: 2011 - April 14

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature: John E. Baker]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Greater Baltimore Medical Center Foundation
Name of the Holder

Executed by:

[signature], Director of Development

1,000
Number of the Shares Held

Date executed: April 13 2011

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January,29, 2011. your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker

John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

HorseDee Inc

Name of the Holder

Executed by: [signature]

Date executed: 4/15/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker

John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

The League for People with Disabilities

Name of the Holder

Executed by:

[signature]

1000

Number of the Shares Held

Date executed: 15 Apr 2011

VR HOLDINGS
1615 Chester Road, Chester, Maryland 216:9

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

HUMANE SOCIETY OF BALTIMORE COUNTY, INC
Name of the Holder

Executed by: [signature] (EXECUTIVE DIRECTOR)

Date executed: 4/20/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By: John E. Baker
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Levindale Hebrew Geriatric Center & Hospital, Inc.
Name of the Holder april 14 2011

Executed by:

[signature], assistant Secretary

1000
Number of the Shares Held

Date executed: ______________________

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

MARYLAND LUPUS FOUNDATION
Name of the Holder

Executed by: [signature]

Date executed: 4/13/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Mercy Medical Center
Name of the Holder

Executed by: [signature], CFO

Date executed: 4/20/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC

John E. Baker

By______________________________

John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant and agree as stated above.

Mother Seton Academy

____

Name of the Holder

Executed by: Sister Charmaine Krohe SSND

____

Date executed: 4/13/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Muscular Dystrophy Association
Name of the Holder

Executed by:

Stephen Evans, V.P. Finance

Date executed: 4/18/11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleabl . Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

STELLA MARIS
Name of the Holder

Executed by:

[signature]

1,000
Number of the Shares Held

Date executed: 04.15.11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help ~~The Cancer Foundation, Inc.~~ National Multiple Sclerosis Society Maryland Chapter, a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By: John E. Baker
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

National Multiple Sclerosis Society, Maryland Chapter
Name of the Holder

Executed by: Robert A. McKay, CPA Chief Financial Officer

Date executed: April 18, 2011

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501 (c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker

John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

National Kidney Foundation-Maryland

Name of the Holder

Executed by:

[signature]

1,000

Number of the Shares Held

Date executed: April 14 '11

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" In the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature] John E. Baker
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

ST. JUDE SHRINE
Name of the Holder

Executed by: [signature] President

1000
Number of the Shares Held

Date executed: 4.15.'11.

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By [signature: John C Baker]
John E. Baker, President

The undersigned holder of the Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

[handwritten] Woods Hole Cancer Ctr.
Name of the Holder

Executed by:
[signature] B. J. Eshley, Jr

[handwritten] 1000
Number of the Shares Held

Date executed: [handwritten] April 2011 (17)

VR HOLDINGS
1615 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 501(c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By: John E. Baker

John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

Special Olympics Maryland
Name of the Holder

Executed by:
George Hegenbarth

Date executed: 4/13/11

VR HOLDINGS
1635 Chester Road, Chester, Maryland 21619

April 12, 2011

Dear VR Holdings, Inc. Shareholder:

It has been an honor and a pleasure to help The Cancer Foundation, Inc., a 50 (c)(3), like yourself, to register for sale the shares that it donated to your charity. The Foundation is a large holder of VR Holdings shares.

We appreciate, per my letter to you of January 29, 2011, your prompt response.

The Rules of the Securities and Exchange Commission (SEC) were drafted to cover all situations. Ours is a little different and does not exactly fit the rules. Your organization is not an insider like the other sellers but is being treated, per the rules, as though they were the same. The SEC has requested that all sellers be considered underwriters. The registration statement (S1) has been reviewed eight times by the SEC, and an experienced SEC lawyer drafted the document, and a well known auditing firm prepared an audit of our financials. The company does hereby indemnify the undersigned holders of the Shares from and against all liabilities pursuant to the Securities Act of 1933.

The SEC insists that all sellers be considered underwriters, in order for us to proceed and make your shares saleable. Any shares that you sell during the first 90 days after the effective date of the registration statement must be accompanied by a Prospectus which VR Holdings will provide by Email. After 90 days, the delivery of the Prospectus will not be required.

To facilitate the filing, please sign this letter confirming your being categorized as an underwriter, and mail it in the enclosed self addressed, stamped envelope. The first 27 letters received will meet the requirement, and I suggest you sign and return quickly. All shares owned after the 27 letters are received will not be able to be sold for 12 months after our registration statement on Form S-1 becomes effective.

The undersigned holder of the Shares hereby confirms and understands that it is aware that it is being named as an "underwriter" in the Registration Statement pursuant to the Securities Act.

VR HOLDINGS, INC.

By John E. Baker (signature)
John E. Baker, President

The undersigned holder of the 1,000 Shares does hereby acknowledge receipt of the above and does further represent, warrant, and agree as stated above.

The SPCA of Anne Arundel County, Inc.
Name of the Holder

Executed by:
Susan Beatty Executive Director

Date executed: 4/18/11